Exhibit 10.39

NON-COMPETITION AGREEMENT

As an employee of First Wind Energy, LLC,  or one of its subsidiaries or affiliates (hereinafter, “First Wind”), I,                        [employee name], hereby covenant and agree to observe all the provisions of this Agreement, as well as all other rules and policies currently in effect and which First Wind may announce from time to time in accordance with applicable law.

WHEREAS, First Wind and I wish to set forth certain agreements and understandings regarding my employment with First Wind;

NOW THEREFORE, in consideration of (i) my initial and continued employment with First Wind beyond the effective date of this Agreement; (ii) access to trade secrets and confidential information; (iii) the mutual covenants and agreements contained in this Agreement, and (iv) other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, First Wind and I agree as follows:

SECTION 1.                         AT-WILL EMPLOYMENT

I acknowledge and agree that (i) my employment with First Wind is at will, which means that either First Wind or I may terminate the employment relationship at any time with or without cause, and with or without notice; (ii) my continued employment with First Wind is contingent upon the acceptance and observance of this Agreement; (iii) my continued employment with First Wind constitutes good, valuable and sufficient consideration for my agreements contained herein; and (iv) nothing in this Agreement shall be construed to alter my status as an at-will employee of First Wind or create any implied contract of employment.

SECTION 2.                         NON-COMPETITION

2.1          No Competition.  I shall not, without First Wind’s prior written consent, engage directly or indirectly in any Competitive Business as an employer, officer, director, owner, stockholder, employee, partner, joint venturer or consultant, or assist others in engaging in any Competitive Business, while I am employed by First Wind, and for a period of 24 months thereafter.  This prohibition will apply to the Territory identified in Attachment C, in which I conducted business on behalf of First Wind.

2.2          Competitive Business Defined.  For purposes of this Agreement, a “Competitive Business” means any person or organization engaged in, or planning to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.  A “Competing Product” means any product, process or service of any person or organization other than First Wind, in existence or under development, which relates to the business of developing, constructing, operating or owning a wind energy facility and is (i) identical to, substantially the same as, or an adequate substitute for any product, process or service of First Wind, in existence or under development, on which I have worked during the last three years of my employment with First Wind or about which I have acquired Confidential Information (as defined in the Non-Solicitation and Non-Disclosure Agreement that I have signed, and which is incorporated by reference into this Agreement), and (ii) is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of First Wind.

SECTION 3.                         ENFORCEMENT OF NON-COMPETITION PROVISION

3.1          Purpose of Restrictions.  I understand that the non-competition obligation in this Agreement is not meant to prevent me from earning a living or pursuing my career.  Its purpose is to prevent any Competitive Business from gaining any unfair advantage from my knowledge of Confidential Information or my use of First Wind’s good will.  I further acknowledge and agree that the time, geographic and scope limitations of my obligation are reasonable and necessary to protect First Wind’s Confidential Information and good will, and that based on my education, training and background I will not be precluded from gainful employment and will be able to maintain an adequate standard of living if I comply with that obligation during the period and within the Territory described above.  If I become unemployed subsequent to the effective date of this Agreement, I will diligently pursue other employment opportunities that are consistent with my obligations under this Agreement and with my general skills and interests.

3.2          Scope of Restrictions.  The non-competition covenant contained in this Agreement shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory.  Except for geographic coverage, each of these covenants shall be deemed identical to their corresponding non-competition or non-solicitation restrictions.  If, in any judicial proceeding, a court refuses to enforce any of the separate covenants (or any part thereof), then the unenforceable covenant (or part) shall be eliminated or “blue penciled” from this Agreement to the extent necessary to permit the remaining covenants (or portions thereof) to be enforced.  If any provisions of the non-competition restrictions are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations permissible.  First Wind expressly reserves the right to limit the scope of these covenants unilaterally to ensure enforcement.

3.3          Extended Duration for Violations.  I agree that the duration of my non-competition obligation hereunder shall be extended by the period of time in which I am in breach of that obligation.

3.4          Extended Duration During Lawsuit.  I further agree that the duration of my non-competition obligation hereunder shall be extended and its expiration tolled upon the filing of any lawsuit challenging the validity or enforceability of the Agreement until the lawsuit is finally resolved and all rights of appeal have expired.

SECTION 4.                         NOTICE TO RECRUITERS AND NEW EMPLOYER

I shall provide a copy of this Agreement to all recruiters, employment agencies, employment consultants, and/or prospective employers when I first seek employment with or through them.  I understand that by making any new employer aware of the provisions of this Agreement, the new employer may take such action as necessary or appropriate to avoid my breaching the provisions of this Agreement and to indemnify me in the event of a breach.

SECTION 5.                         INJUNCTIVE RELIEF AND OTHER REMEDIES

5.1          Injunctions.  I acknowledge and agree that (i) any breach or threatened breach of this Agreement would cause irreparable harm to First Wind, and (ii) monetary damages alone would not be an adequate remedy because they would be difficult or impossible to measure in a timely manner.  Therefore, I further acknowledge and agree that in the case of any breach or threatened breach of this Agreement First Wind shall be entitled to injunctive relief in addition to any other available rights and remedies.

5.2          Discipline.  If I breach the terms of this Agreement while I am still employed by First Wind, I understand that First Wind may take disciplinary actions against me, up to and including the termination of my employment.

5.3          Attorneys’ Fees.  If I am found to have breached this Agreement, First Wind will be entitled to collect from me its damages, plus the costs and reasonable attorneys’ fees First Wind incurred in seeking to enforce this Agreement.

SECTION 6.                         GENERAL PROVISIONS

6.1          Amendments and Modifications.  No amendment to or modification of this Agreement will be effective unless in writing signed by the party to be charged.

6.2          Changes in Employment.  I acknowledge and agree that this Agreement shall be binding upon me regardless of whether (i) my employment continues for any length of time hereafter, (ii) there are any subsequent changes in my duties, salary or compensation, or (iii) my employment is terminated by First Wind or me or both, for any reason or no reason at all.

6.3          Common Law Obligations Remain.  This Agreement shall not supersede, replace or diminish my common law obligations to First Wind as my current or former employer.  Those common law obligations continue with the same force and effect during and after my employment with First Wind, regardless of the reason for termination, and are in addition to the obligations set forth in this Agreement.

6.4          Forum.  All disputes arising under this Agreement shall be brought exclusively in the federal or state courts of the Commonwealth of Massachusetts.  I hereby agree to submit to the jurisdiction of such court and that venue is proper in the district or county wherein an office of First Wind is located.

6.5          Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of                                                   , without regard to its conflict of laws principles.

6.6          Interpretation.  This Agreement shall be construed in accordance with the intent of the parties and not strictly for or against any party.

6.7          Merger and Bar.  This Agreement sets forth the entire agreement and understanding between me and First Wind concerning the subject matter herein.  This Agreement merges with, supersedes and bars all prior agreements, promises and representations, whether oral or written, express or implied, to the extent they contradict or conflict with the provisions hereof.

6.8          Severability.  Any term or provision of this Agreement that is held to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

6.9          Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will inure to the benefit of First Wind, its successors and assigns.

6.10        Survivability.  My covenants and obligations under this Agreement will survive the termination of my employment with First Wind, unless otherwise expressly stated herein.

6.11        Waiver.  No waiver of any rights under this Agreement shall be effective unless expressed in writing by the party to be charged.  The waiver by First Wind of a breach of any provision of this Agreement shall not operate or be construed as a wavier of any subsequent breach.

6.12        Waiver of Jury Right.  Any dispute under this Agreement shall be tried by the court without a jury.  By entering into this Agreement, I acknowledge that I am expressly waiving my right to a jury trial on any dispute arising out of this Agreement.

IN WITNESS WHEREOF, I have accepted and executed this Agreement as of the                    day of                               , 2010.

EMPLOYEE

Signature:

Name (printed):

Title:

FIRST WIND ENERGY, LLC

BY:

Name (printed):	Paul Gaynor

Title:	CEO

Attachment C

I have conducted or intend to conduct business on behalf of FIRST WIND in or for the following territories:

[specifically identify these locations, i.e., city, county, state or nations, with mileage limits if applicable]